Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Jon Kasle
781.522.5110

For Immediate Release

Raytheon Reports Solid Second Quarter 2012 Results

•	Adjusted EPS of $1.55, up 13 percent; EPS from continuing operations was $1.41[1], up 18 percent

•	Adjusted Operating Margin of 13.6 percent, up 130 basis points; reported operating margin of 12.4 percent[1], up 160 basis points

•	Bookings of $6.2 billion; net sales of $6.0 billion, down 3 percent

•	Increased full-year 2012 guidance for EPS and operating cash flow from continuing operations
__________________________________________________________________________________________________

WALTHAM, Mass., (July 26, 2012) - Raytheon Company (NYSE: RTN) announced second quarter 2012 Adjusted EPS of $1.55 per diluted share compared to $1.37 per diluted share in the second quarter 20111, up 13 percent. The increase was driven by operational improvements and capital deployment actions. Second quarter 2012 EPS from continuing operations was $1.41 compared to $1.20 in the second quarter 2011. Second quarter 2012 included an unfavorable FAS/CAS Adjustment of $0.14, compared with an unfavorable FAS/CAS Adjustment of $0.16 in the second quarter 2011.
"Raytheon reported solid operating performance in the second quarter driven by strong execution across the Company," said William H. Swanson, Raytheon’s Chairman and CEO. "As we celebrate our 90th anniversary this month, we continue to build on a long heritage of solving complex customer problems with innovative solutions and world class technology while creating value for shareholders and customers."

_____________________________________
1 Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders and Adjusted Operating Margin is total operating margin, in each case, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. Adjusted EPS and Adjusted Operating Margin are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Q2 2011 vs. Q2 2012 EPS Variance	2nd Quarter		Six Months
	EPS	Adjusted EPS*	EPS	Adjusted EPS*
Q2 2011	$1.20	$1.37	$2.26	$2.74
Operational Improvements	0.12	0.12	0.16	0.16
Reduced Share Count	0.10	0.10	0.19	0.19
Other Items, net (primarily tax-related)	(0.03)	(0.03)	(0.08)	(0.08)
FAS/CAS Adjustment**	0.02	—	0.05	—
UKBA LOC Adjustment	—	—	0.16	—
Q2 2012	$1.41	$1.55	$2.74	$3.01

* Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information. Amounts may not add due to rounding.

** Represents the difference between the 2nd quarter 2012 and 2nd quarter 2011 FAS/CAS Adjustments of $(0.14) and $(0.16), respectively and the first six months of 2012 and first six months of 2011 FAS/CAS Adjustments of $(0.27) and $(0.32), respectively.

Net sales for the second quarter 2012 were $5,992 million, compared to $6,201 million in the second quarter 2011.
Operating cash flow from continuing operations for the second quarter 2012 was an outflow of $259 million compared to an outflow of $89 million for the second quarter 2011. Year-to-date operating cash flow from continuing operations was an outflow of $148 million versus an outflow of $29 million for the comparable period in 2011. The change in operating cash from continuing operations for both the quarter and year-to-date were primarily due to the timing of collections.
In the second quarter 2012, the Company repurchased 4.0 million shares of common stock for $200 million as part of its previously announced share repurchase program. Year-to-date 2012, the Company repurchased 11.9 million shares of common stock for $600 million.
The Company ended the second quarter 2012 with $1.7 billion of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.

Summary Financial Results

	2nd Quarter		%	Six Months		%
($ in millions, except per share data)	2012	2011	Change	2012	2011	Change

Net Sales	$5,992	$6,201	-3%	$11,930	$12,253	-3%
Income from Continuing Operations attributable to Raytheon Company	$472	$430	10%	$922	$811	14%
Adjusted Income*	$518	$488	6%	$1,014	$984	3%
EPS from Continuing Operations	$1.41	$1.20	18%	$2.74	$2.26	21%
Adjusted EPS*	$1.55	$1.37	13%	$3.01	$2.74	10%
Operating Cash Flow from Continuing Operations	$(259)	$(89)		$(148)	$(29)
Workdays in Fiscal Reporting Calendar	64	64		128	128

* Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Adjusted Income and Adjusted EPS are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings
($ in millions)	2nd Quarter		Six Months
	2012	2011	2012	2011
Bookings	$6,157	$7,421	$11,319	$12,524

Backlog
($ in millions)	Period Ending
	Q2 2012	2011	Q2 2011
Backlog	$33,923	$35,312	$34,481
Funded Backlog	$23,085	$22,462	$20,937
The Company had bookings of $6.2 billion in the second quarter 2012 and ended the quarter with a backlog of $33.9 billion.

Outlook
The Company has updated its full-year 2012 outlook and increased guidance for EPS and operating cash flow from continuing operations. Charts containing additional information on the Company's 2012 outlook are available on the Company's website at www.raytheon.com/ir.

2012 Financial Outlook
	Current	Prior (4/26/12)
Net Sales ($B)	24.5 - 25.0	24.5 - 25.0
FAS/CAS Adjustment ($M)	(284)	(284)
Interest Expense, net ($M)	(190) - (200)	(190) - (200)
Diluted Shares (M)	334 - 335*	334 - 336
Effective Tax Rate	~32%	~32%
EPS from Continuing Operations	$5.15 - $5.30*	$5.00 - $5.15
Adjusted EPS**	$5.70 - $5.85*	$5.55 - $5.70
Operating Cash Flow from Continuing Operations ($B)	1.7 - 1.9*	1.6 - 1.8

* Denotes change from prior guidance.
** Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.

Segment Results
The Company's reportable segments are: Integrated Defense Systems, Intelligence and Information Systems, Missile Systems, Network Centric Systems, Space and Airborne Systems, and Technical Services.

Integrated Defense Systems
	2nd Quarter			Six Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,221	$1,272	-4%	$2,441	$2,491	-2%
Operating Income	$236	$203	16%	$452	$396	14%
Operating Margin	19.3%	16.0%		18.5%	15.9%

Integrated Defense Systems (IDS) had second quarter 2012 net sales of $1,221 million compared to $1,272 million in the second quarter 2011. As expected, the change in net sales was primarily due to lower sales on a U.S. Navy program. IDS recorded $236 million of operating income compared to $203 million in the second quarter 2011. The change in operating income was primarily due to favorable contract mix and improved program performance.

During the quarter, IDS booked $134 million to provide advanced Patriot air and missile defense capability for an international customer.

Intelligence and Information Systems
	2nd Quarter			Six Months
($ in millions)	2012	2011	% Change	2012	2011*	% Change
Net Sales	$751	$752	-	$1,515	$1,502	1%
Operating Income	$61	$55	11%	$123	$27	NM
Operating Margin	8.1%	7.3%		8.1%	1.8%
* First quarter 2011 included an $80 million reduction to operating income due to the UKBA LOC Adjustment as described in attachment F.
NM - Not Meaningful

Intelligence and Information Systems (IIS) had second quarter 2012 net sales of $751 million compared to $752 million in the second quarter 2011. IIS recorded $61 million of operating income compared to $55 million in the second quarter 2011.

During the quarter, IIS booked $458 million on a number of classified contracts.

Missile Systems
	2nd Quarter			Six Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,355	$1,366	-1%	$2,706	$2,695	-
Operating Income	$169	$151	12%	$349	$306	14%
Operating Margin	12.5%	11.1%		12.9%	11.4%

Missile Systems (MS) had second quarter 2012 net sales of $1,355 million compared to $1,366 million in the second quarter 2011. MS recorded $169 million of operating income compared to $151 million in the second quarter 2011. The increase in operating income was primarily due to improved program performance. Second quarter 2011 included an unfavorable $15 million adjustment related to a contractual settlement.

During the quarter, MS booked $687 million for an Exoatmospheric Kill Vehicle (EKV) contract for the Missile Defense Agency (MDA). MS also booked $348 million for Tomahawk for the U.S. Navy and international customers, and $302 million for the production of Standard Missile-6 (SM-6) for the U.S. Navy.

Network Centric Systems
	2nd Quarter			Six Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$962	$1,135	-15%	$1,962	$2,256	-13%
Operating Income	$123	$170	-28%	$239	$330	-28%
Operating Margin	12.8%	15.0%		12.2%	14.6%

Network Centric Systems (NCS) had second quarter 2012 net sales of $962 million compared to $1,135 million in the second quarter 2011. The change in net sales, as expected, was primarily due to lower sales on U.S. Army programs. NCS recorded $123 million of operating income compared to $170 million in the second quarter 2011. The change in operating income was primarily due to a change in contract mix and lower volume in the second quarter 2012.
During the quarter, NCS booked $90 million on the Standard Terminal Automation Replacement System (STARS) program for the Federal Aviation Administration (FAA) and $82 million on the Advanced Field Artillery Tactical Data System (AFATDS) program for the U.S. Army.

Space and Airborne Systems
	2nd Quarter			Six Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,377	$1,344	2%	$2,634	$2,609	1%
Operating Income	$204	$176	16%	$377	$332	14%
Operating Margin	14.8%	13.1%		14.3%	12.7%
Space and Airborne Systems (SAS) had second quarter 2012 net sales of $1,377 million compared to $1,344 million in the second quarter 2011. The increase in net sales was primarily due to higher net sales on an international tactical radar program. SAS recorded $204 million of operating income compared to $176 million in the second quarter 2011. The increase in operating income was primarily due to improved program performance.
During the quarter, SAS booked $205 million to provide multi-spectral targeting systems (MTS) for Unmanned Aerial Vehicles to the U.S. Air Force. SAS also booked $462 million on a number of classified contracts.

Technical Services
	2nd Quarter			Six Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$821	$851	-4%	$1,623	$1,650	-2%
Operating Income	$75	$72	4%	$146	$153	-5%
Operating Margin	9.1%	8.5%		9.0%	9.3%

Technical Services (TS) had second quarter 2012 net sales of $821 million compared to $851 million in the second quarter 2011. The change in net sales was primarily due to lower net sales on a National Science Foundation (NSF) Polar contract, which was completed in the first quarter 2012. TS recorded operating income of $75 million compared to $72 million in the second quarter 2011. The increase in operating income was primarily due to improved program performance.
During the quarter, TS booked $568 million on domestic training programs and $90 million on foreign training programs in support of Warfighter FOCUS activities.

About Raytheon
Raytheon Company, with 2011 sales of $25 billion and 71,000 employees worldwide, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 90 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter at @raytheon.
Conference Call on the Second Quarter 2012 Financial Results
Raytheon's financial results conference call will be held on Thursday, July 26, 2012 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (866) 510-0712 in the U.S. or (617) 597-5380 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company's financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

# # #

Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Second Quarter 2012

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11

Net sales	$5,992	$6,201	$11,930	$12,253
Operating expenses
Cost of sales	4,652	4,933	9,311	9,831
Administrative and selling expenses	404	436	809	862
Research and development expenses	194	162	362	301
Total operating expenses	5,250	5,531	10,482	10,994
Operating income	742	670	1,448	1,259
Non-operating (income) expense, net
Interest expense	50	43	100	86
Interest income	(1)	(3)	(3)	(7)
Other (income) expense	3	1	(5)	1
Total non-operating (income) expense, net	52	41	92	80
Income from continuing operations before taxes	690	629	1,356	1,179
Federal and foreign income taxes	219	192	431	356
Income from continuing operations	471	437	925	823
Income (loss) from discontinued operations, net of tax	(1)	8	(3)	11
Net income	470	445	922	834
Less: Net income (loss) attributable to noncontrolling
interests in subsidiaries	(1)	7	3	12
Net income attributable to Raytheon Company	$471	$438	$919	$822

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.41	$1.21	$2.75	$2.28
Income (loss) from discontinued operations, net of tax	—	0.02	(0.01)	0.03
Net income	1.41	1.23	2.74	2.31

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.41	$1.20	$2.74	$2.26
Income (loss) from discontinued operations, net of tax	—	0.02	(0.01)	0.03
Net income	1.41	1.23	2.73	2.29

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$472	$430	$922	$811
Income (loss) from discontinued operations, net of tax	(1)	8	(3)	11
Net income	$471	$438	$919	$822

Average shares outstanding
Basic	333.4	355.0	335.4	356.2
Diluted	334.4	357.1	336.5	358.9

Attachment B
Raytheon Company
Preliminary Segment Information
Second Quarter 2012

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11

Integrated Defense Systems	$1,221	$1,272	$236	$203	19.3%	16.0%
Intelligence and Information Systems	751	752	61	55	8.1%	7.3%
Missile Systems	1,355	1,366	169	151	12.5%	11.1%
Network Centric Systems	962	1,135	123	170	12.8%	15.0%
Space and Airborne Systems	1,377	1,344	204	176	14.8%	13.1%
Technical Services	821	851	75	72	9.1%	8.5%
FAS/CAS Adjustment	—	—	(71)	(90)
Corporate and Eliminations	(495)	(519)	(55)	(67)
Total	$5,992	$6,201	$742	$670	12.4%	10.8%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Six Months Ended		Six Months Ended		Six Months Ended
	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11

Integrated Defense Systems	$2,441	$2,491	$452	$396	18.5%	15.9%
Intelligence and Information Systems	1,515	1,502	123	27	8.1%	1.8%
Missile Systems	2,706	2,695	349	306	12.9%	11.4%
Network Centric Systems	1,962	2,256	239	330	12.2%	14.6%
Space and Airborne Systems	2,634	2,609	377	332	14.3%	12.7%
Technical Services	1,623	1,650	146	153	9.0%	9.3%
FAS/CAS Adjustment	—	—	(141)	(179)
Corporate and Eliminations	(951)	(950)	(97)	(106)
Total	$11,930	$12,253	$1,448	$1,259	12.1%	10.3%

Attachment C
Raytheon Company
Other Preliminary Information
Second Quarter 2012

(In millions)	Funded Backlog		Total Backlog
	01-Jul-12	31-Dec-11	01-Jul-12	31-Dec-11

Integrated Defense Systems	$7,199	$7,100	$8,725	$9,766
Intelligence and Information Systems	1,163	829	3,924	4,366
Missile Systems	6,350	6,205	8,899	8,570
Network Centric Systems	2,989	3,267	3,819	4,160
Space and Airborne Systems	3,613	3,104	6,137	5,864
Technical Services	1,771	1,957	2,419	2,586
Total	$23,085	$22,462	$33,923	$35,312

	Bookings		Bookings
	Three Months Ended		Six Months Ended
	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11

Total Bookings	$6,157	$7,421	$11,319	$12,524

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Second Quarter 2012

(In millions)
	01-Jul-12	31-Dec-11
Assets
Cash and cash equivalents	$2,350	$4,000
Short-term investments	556	—
Contracts in process, net	5,054	4,526
Inventories	448	336
Deferred taxes	177	221
Prepaid expenses and other current assets	194	226
Total current assets	8,779	9,309

Property, plant and equipment, net	1,943	2,006
Deferred taxes	476	657
Goodwill	12,542	12,544
Other assets, net	1,338	1,338
Total assets	$25,078	$25,854

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,274	$2,542
Accounts payable	1,179	1,507
Accrued employee compensation	888	941
Other accrued expenses	1,092	1,140
Total current liabilities	5,433	6,130

Accrued retiree benefits and other long-term liabilities	6,233	6,774
Deferred taxes	6	5
Long-term debt	4,607	4,605

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	11,863	11,676
Accumulated other comprehensive loss	(6,688)	(7,001)
Treasury stock, at cost	(8,779)	(8,153)
Retained earnings	12,242	11,656
Total Raytheon Company stockholders' equity	8,641	8,181
Noncontrolling interests in subsidiaries	158	159
Total equity	8,799	8,340
Total liabilities and equity	$25,078	$25,854

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Second Quarter 2012

	Three Months Ended		Six Months Ended
	01-Jul-12	03-Jul-11	01-Jul-12	03-Jul-11

Net income	$470	$445	$922	$834
Loss (Income) from discontinued operations, net of tax	1	(8)	3	(11)
Income from continuing operations	471	437	925	823

Depreciation	81	76	158	151
Amortization	35	35	70	64
Working capital (excluding pension and income taxes)**	(442)	(216)	(1,343)	(1,130)
Other long-term liabilities	(28)	5	(26)	19
Pension and other postretirement benefits	(313)	(249)	(59)	8
Other	(63)	(177)	127	36
Net operating cash flow from continuing operations	(259)	(89)	(148)	(29)

Supplemental Cash Flow Information

Capital spending	(67)	(57)	(137)	(107)
Internal use software spending	(26)	(24)	(46)	(50)
Acquisitions	—	(50)	—	(550)
Dividends	(167)	(153)	(313)	(288)
Repurchases of common stock	(200)	(313)	(600)	(625)

** Working capital (excluding pension and income taxes) is a summation of changes in: contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F
Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
Second Quarter 2012

Adjusted EPS Non-GAAP Reconciliation
2012	2012
(In millions, except per share amounts)	Current Guidance	Prior Guidance
Three Months Ended	Six Months Ended	Low end	High end	Low end	High end
2012	2011	2012	2011	of range	of range	of range	of range
Diluted earnings per share from continuing operations
attributable to Raytheon Company common stockholders	$1.41	$1.20	$2.74	$2.26	$5.15	$5.30	$5.00	$5.15
Per share impact of the FAS/CAS Adjustment (A)	0.14	0.16	0.27	0.32	0.55	0.55	0.55	0.55
Per share impact of the UK Border Agency (UKBA) LOC Adjustment (B)	—	—	—	0.16	—	—	—	—
Adjusted EPS (3), (4)	$1.55	$1.37	$3.01	$2.74	$5.70	$5.85	$5.55	$5.70

(A)	FAS/CAS Adjustment	$71	$90	$141	$179	$284	$284	$284	$284
Tax effect (1)	(25)	(32)	(49)	(63)	(99)	(99)	(99)	(99)
After-tax impact	46	58	92	116	185	185	185	185
Diluted shares	334.4	357.1	336.5	358.9	335.0	334.0	336.0	334.0
Per share impact	$0.14	$0.16	$0.27	$0.32	$0.55	$0.55	$0.55	$0.55

(B)	UKBA LOC Adjustment	$—	$—	$—	$80	$—	$—	$—	$—
Tax effect (2)	—	—	—	(23)	—	—	—	—
After-tax impact	—	—	—	57	—	—	—	—
Diluted shares	—	—	—	358.9	—	—	—	—
Per share impact	$—	$—	$—	$0.16	$—	$—	$—	$—

Adjusted Income Non-GAAP Reconciliation

(In millions)
Three Months Ended	Six Months Ended
2012	2011	2012	2011
Income from continuing operations attributable to Raytheon
Company common stockholders	$472	$430	$922	$811
FAS/CAS Adjustment (1)	46	58	92	116
UKBA LOC Adjustment (2)	—	—	—	57
Adjusted Income (3), (5)	$518	$488	$1,014	$984

Adjusted Operating Margin Non-GAAP Reconciliation
2012	2012
Current Guidance	Prior Guidance
Three Months Ended	Six Months Ended	Low end	High end	Low end	High end
2012	2011	2012	2011	of range	of range	of range	of range
Operating Margin	12.4%	10.8%	12.1%	10.3%	11.3%	11.5%	11.1%	11.3%
Impact of the FAS/CAS Adjustment	1.2%	1.5%	1.2%	1.5%	1.2%	1.2%	1.2%	1.2%
Impact of the UKBA LOC Adjustment	—%	—%	—%	0.7%	—%	—%	—%	—%
Adjusted Operating Margin (3), (6)	13.6%	12.3%	13.3%	12.4%	12.5%	12.7%	12.3%	12.5%

(1)	Tax effected at 35% federal statutory tax rate.

(2)	Tax effected at approximately 29% blended global tax rate.

(3)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(4)
Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, six months ended 2011 Adjusted EPS also excludes the impact of the UKBA LOC Adjustment, as previously disclosed. This adjustment was based on the UKBA’s decision to draw down on the previously disclosed letters of credit provided by Raytheon Systems Limited (RSL). The determination of the validity of the draw down is now a subject of the ongoing arbitration proceedings related to the UKBA program.

(5)
Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, six months ended 2011 Adjusted Income also excludes the after-tax impact of the UKBA LOC Adjustment, as described above.

(6)
Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, six months ended 2011 Adjusted Operating Margin also excludes the impact of the UKBA LOC Adjustment, as described above.